Exhibit 10.1

GROCERY OUTLET HOLDING CORP.

GROCERY OUTLET INC.

EMPLOYMENT AGREEMENT

  This Employment Agreement (“Agreement”) is entered into as of January 17, 2025 to become effective on February 3, 2025 (the “Effective Date”), by and among Jason Potter (“Executive”), the Company and Parent.

  Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services;

  Whereas, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits; and

  Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1            “25% Price Target” shall be achieved on the first trading day occurring on or prior to the third anniversary of the grant date upon which the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded equals or exceeds 125% of the Exercise Price of the Initial Options for the forty-five (45) consecutive trading days immediately preceding such trading day.

1.2            “50% Price Target” shall be achieved on the first trading day occurring on or prior to the third anniversary of the grant date upon which the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded equals or exceeds 150% of the Exercise Price of the Initial Options for the forty-five (45) consecutive trading days immediately preceding such trading day.

1.3            “Board” means the Board of Directors of Parent.

1.4            “Cause” means: (a) Executive’s willful and continued breach of this Agreement or failure to perform his duties to the Company or its successor after a written demand for substantial performance is delivered to him by the Company or its successor which demand specifically identifies the manner in which the Company or its successor believe that he has not substantially performed his duties; (b) his conviction of or plea of guilty or nolo contendere to felony criminal conduct; or (c) his material breach of Article V, Article VI or Article VII of this Agreement that is not cured within 30 days after Executive is provided written notice of his breach by the Company.

No act or failure to act by Executive shall be deemed “willful” if done, or omitted to be done, by Executive in good faith and with the reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.5            “Company” means Grocery Outlet Inc. together with its successors or assigns.

1.6            “Common Stock” has the meaning set forth in the Equity Plan.

1.7            “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated due to his Disability, the date determined pursuant to Section 4.1(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4.1(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4.1(b), whichever is earlier.

1.8            “Disability” shall mean the Executive is unable to perform the essential functions of his position hereunder by reason of any medically determinable physical or mental impairment for a total of three (3) months during any twelve (12) month period, and such impairment can reasonably be expected to result in death or to last for a continuous period of at least twelve months. Determinations as to Executive’s Disability shall be made by a physician selected by the Board or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

1.9            “Equity Plan” means the Parent’s 2019 Incentive Plan, or any successor plan adopted by Parent following the Effective Date.

1.10          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11          “Exercise Price” has the meaning set forth in the Equity Plan.

1.12          “GO Group” means Parent, the Company, and their direct and indirect subsidiaries.

1.13          “Good Reason” means that any of the following are undertaken without Executive’s express written consent:

                  (a)            the assignment to Executive of any duties or responsibilities or a change in Executive’s title, position or status that results in a material diminution or adverse change of Executive’s authority, duties or responsibilities;

                  (b)            a material reduction by the Company in Executive’s Annual Base Salary or Target Bonus opportunity as in effect from time to time;

                  (c)            the taking of any action by the Company that would materially and adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, the Company’s benefit plans (excluding equity benefits), except to the extent the benefits of all other executives of the Company are similarly reduced;

                  (d)            a material relocation by the Company of Executive’s principal office to a location more than forty (40) miles from the location at which Executive was performing Executive’s duties immediately prior to such relocation, except for required travel by Executive on the Company’s business; or

                  (e)            any material breach by the Company of any provision of this Agreement.

  Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Executive unless (A) the Executive notifies the Company of any event constituting Good Reason within ninety (90) days following the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (B) the Executive’s Separation from Service due to such circumstance occurs within the two (2) year period following the initial existence of such circumstance.

1.14          “Grant Date Fair Market Value” has the meaning set forth in the Equity Plan.

1.15          “Options” has the meaning set forth in the Equity Plan.

1.16          “Parent” shall mean Grocery Outlet Holding Corp.

1.17          “Separation from Service” shall mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), as determined by the Company as of the Date of Termination in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(h) and any successor provision thereto).

1.18          “Term of Employment” shall mean the period commencing on the Effective Date and ending on the Date of Termination.

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1             Position and Duties. Subject to terms set forth herein, the Company agrees to employ Executive in the positions of President and Chief Executive Officer and Executive hereby accepts such continued employment, effective as of the Effective Date. During the Term of Employment, Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the positions of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board. Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case without additional compensation, and, without limiting the foregoing, will serve as a member of the Board at all times Executive serves as the Company’s Chief Executive Officer. During the Term of Employment, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2             Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, and without prior notice. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement.

2.3             Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III

COMPENSATION

During the Term of Employment, Executive shall be entitled to the following compensation:

3.1             Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $1,025,000, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board (or an authorized committee thereof) (the “Annual Base Salary”).

3.2             Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Board (or an authorized committee thereof) in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 125% of Annual Base Salary (the “Target Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board (or an authorized committee thereof) and communicated to Executive. Any Annual Bonus payable in respect of fiscal 2025 shall be prorated for Executive’s period of employment with the Company during the year. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board (or an authorized committee thereof) under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date.

3.3             Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

3.4             Equity Participation.

  (a)            In connection with Executive’s employment hereunder, Executive shall be entitled to participate in the Equity Plan, pursuant to the terms of the Equity Plan, an award agreement and such other documents Executive is required to execute pursuant to the terms of the Equity Plan (the Equity Plan, the award agreement, and such other documents collectively, the “Equity Documents”). Executive’s equity participation (both existing and future) shall be exclusively governed by the terms of the Equity Documents.

  (b)            Without limiting the foregoing, in connection with the Executive’s commencement of employment hereunder, Parent shall grant to the Executive the following equity-based awards under the Equity Plan at the same time as Parent makes fiscal 2025 annual equity awards to its other executive officers:

(i)             The Executive will be granted Options to purchase 250,000 shares of Common Stock having an Exercise Price equal to the Grant Date Fair Market Value (the “Initial Options”). The Initial Options will vest, subject to continued employment hereunder, as to (A) one-third (1/3rd) of the Initial Options on the three (3) year anniversary of the grant date, (B) one-third (1/3rd) of the Initial Options on achievement of the 25% Price Target, and (C) one-third (1/3rd) of the Initial Options on achievement of the 50% Price Target. Except as provided in Section 4.2(b)(vii) and Section 4.2(c), vested Initial Options subject to achievement of the 25% Price Target and 50% Price Target will not be exercisable unless Executive is employed by the Company through the third (3rd) anniversary of the grant date.

(ii)             The Executive will be granted a number of Restricted Stock Units (as defined in the Equity Plan) equal to $2 million divided by the Grant Date Fair Market Value (the “Initial RSUs”, and with the Initial Options, the “Initial Grants”). One hundred percent (100%) of the Initial RSUs will vest, subject to continued employment hereunder, on March 1, 2026.

(iii)             The Initial Grants shall otherwise be subject to the terms and conditions of the Equity Documents, with the form of Award Agreement (as defined in the Equity Plan) in the case of the Initial Options reflecting the terms set forth herein and otherwise consistent with the form filed as Exhibit 10.6 to the Company’s 10-K for the fiscal year ending December 30, 2023 (the “2023 10-K”), and, in the case of the Initial RSUs, a form of Award Agreement reflecting the terms set forth herein and otherwise consistent with the form filed as Exhibit 10.10 to the 2023 10-K.

  (c)             Commencing with the Parent’s annual equity grant cycle for 2025, and for each fiscal year during the Term of Employment thereafter, the Executive shall receive an annual equity grant under the Equity Plan (the “Annual Grant”). The Annual Grant shall be in the same form (which may include performance stock units), be in the same proportion of award type (if multiple award types are grants), and have the same vesting conditions as applicable to other similarly situated executive officers receiving grants at the same time, as determined by the Board (or designated committee thereof). With respect to the Annual Grant made in respect of 2025, (i) 50% of such grant will be made in the form of Options, having a grant date fair value for financial reporting purposes of $2.1 million, an Exercise Price equal to the Grant Date Fair Market Value, and which will vest, subject to continued employment hereunder, over three years in equal annual installments, and (ii) 50% of such grant will be made in the form of performance stock units (“PSUs”), with the number of PSUs equal to $2.1 million divided by the Grant Date Fair Market Value, and which will vest, subject to continued employment hereunder, and at the end of a 3-year performance period, subject to satisfaction of applicable performance conditions over such performance period, and with a maximum number of shares of Common Stock issued on settlement being 2 times the number of PSUs. Annual Grants, including the 2025 Annual Grant will be subject to the Equity Documents.

3.5             Relocation; Relocation Allowance. As a condition of the Executive’s employment hereunder, Executive agrees to relocate his residence to the San Francisco, CA metropolitan area within twelve (12) months of the Effective Date (the “Relocation”). In connection with such Relocation, the Company will provide the Executive with a relocation allowance (the “Relocation Allowance”) of up to $500,000 (net of applicable local, state and federal taxes, if any), which amount is available to reimburse Executive for expenses related to relocating the Executive’s family and household, including substantiated expenses such as moving expenses for household goods, storage fees, temporary housing, Executive’s travel to and from the Company’s offices prior to completion of the relocation, realtor fees, financing and mortgage closing costs and other reasonable expenses typically incurred in connection with relocating to a new geography. For the sake of clarity, the Relocation Allowance (1) shall not cover loss of value on home sale and (2) shall not be used to cover the actual cost of a new home. In the event the Executive’s employment hereunder is terminated by the Company for Cause, or by Executive without Good Reason, in either case, prior to the first anniversary of the Relocation, the Executive agrees to promptly reimburse the Company, upon written demand, the aggregate amount of the Relocation Allowance (less applicable local, state and federal taxes paid by you in respect of the Relocation Allowance, if any)that has been provided to the Executive under this Section 3.5.

ARTICLE IV

TERMINATION OF EMPLOYMENT; SEVERANCE

4.1            Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

            (a)             Circumstances.

                             (i)            Death. The Executive’s employment hereunder shall terminate upon his death.

                             (ii)           Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive or the date specified in such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

                            (iii)            Termination for Cause. The Company may terminate the Executive’s employment for Cause.

                            (iv)            Termination without Cause. The Company may terminate the Executive’s employment without Cause.

                            (v)              Resignation for Good Reason. The Executive may resign his employment hereunder for Good Reason.

                            (vi)             Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.

                  (b)      Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4.1 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating (i) the specific termination provision in this Agreement relied upon, (ii) only with respect to a termination pursuant to Section 4.1(a)(iii) or 4.1(a)(v), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, (A) if submitted by the Executive, shall be at least 30 days following the date of such notice, or (B) if submitted by the Company, may, in the case of a termination pursuant to Section 4.1(a)(iii) or Section 4.1(a)(iv), be the date the Executive receives such notice, or any date thereafter elected by the Company in its sole discretion or, in the case of a termination pursuant to Section 4.1(a)(ii), the date determined pursuant to Section 4.1(a)(ii) (each, a “Notice of Termination”); provided, however, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs during the period beginning on the date of Company’s receipt of such Notice of Termination and ending on the date specified in such Notice of Termination. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. Notwithstanding the foregoing, a termination pursuant to Section 4.1(a)(iii) shall be deemed to include a determination following the Executive’s termination of employment for any reason if the circumstances existing prior to such termination would have entitled the Company to have terminated the Executive’s employment pursuant to Section 4.1(a)(iii).

4.2	Company Obligations Upon Termination of Employment.

(a)            In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid; and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3.2 (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b)            Termination without Cause or for Good Reason. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of the Executive’s death, Disability, termination by the Company for Cause or resignation by the Executive without Good Reason), then, in addition to the payments described in Section 4.2(a), the Company shall:

(i)             For a period of 24 months following the Date of Termination, continue to pay to the Executive, the Executive’s Annual Base Salary as in effect immediately prior to the Date of Termination in equal installments in accordance with the Company’s regular payroll practices starting on the first regularly scheduled payroll date on or after the 60th day following the Date of Termination (with the portion of such amounts that would have been payable between the Date of Termination and such date paid in a lump sum on such date);

(ii)            Pay to the Executive, an amount equal to two (2) times the Executive’s Target Bonus for the year in which the Date of Termination occurs, payable in equal installments in accordance with the Company’s regular payroll practices for a period of 24 months following the Date of Termination, starting on the first regularly scheduled payroll date on or after the 60th day following the Date of Termination (with the portion of such amounts that would have been payable between the Date of Termination and such date paid in a lump sum on such date);

(iii)           For the period beginning on the Date of Termination and ending on the earlier of (A) the date which is eighteen (18) full months following the Date of Termination, or (B) the date on which the Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage, the Company shall pay for and provide the Executive and his or her dependents with medical and dental benefits which are substantially the same as the group health benefits provided to the Executive immediately prior to the Date of Termination, including, in the Company’s discretion, paying the costs associated with continuation coverage pursuant to COBRA;

(iv)            Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination (the “Prior Year Bonus Amount”), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(v)             Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs (and assuming target satisfaction of any applicable individual performance objectives), an amount equal to the Annual Bonus otherwise payable to Executive for such fiscal year, assuming Executive had remained employed through the applicable payment date, prorated based on the ratio of the number of days during such year that the Executive was employed to 365, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(vi)            With respect to any awards granted under the Equity Plan that are subject to time-based vesting only (“Time Vested Equity Awards”), a number of such Time Vested Equity Awards shall vest upon such termination equal to the number of such Time Vested Equity Awards that would have vested on the next regularly scheduled vesting date but for such termination, prorated based on the ratio of the number of days elapsed from the regularly scheduled vesting date immediately preceding such termination (or, if none, the applicable vesting commencement date of the award) to the total number of days from the regularly scheduled vesting date immediately preceding such termination (or, if none, the applicable vesting commencement date of the award) through the next regularly scheduled vesting date, (such equity treatment, the “Pro Rata Vesting Rights”); and

(vii)          To the extent such termination occurs prior to the third (3rd) anniversary of the grant date of the Initial Options, any Initial Options subject to achievement of the 25% Price Target or 50% Price Target that are vested as of such Date of Termination shall be exercisable following termination for the period of time set forth in the Equity Documents (the “Price Target Exercisability Right”).

  (c)            Termination upon Death or Disability. If the Executive’s employment shall be terminated by reason of his death or Disability, then, in addition to the payments described in Section 4.2(a), as soon as reasonably practicable following the Date of Termination the Company shall pay to the Executive in a lump sum, (i) the Prior Year Bonus Amount, and (ii) an amount equal to the Executive’s Target Bonus for the year in which the Date of Termination occurs, prorated based on the ratio of the number of days during such year that the Executive was employed to 365, and provide the Executive with the Pro Rata Vesting Rights and the Price Target Exercisability Right.

  (d)            Release; Required Delay in Payment. Notwithstanding any provision to the contrary in this Agreement:

   (i)           No amount shall be payable pursuant to Section 4.2(b) unless the Executive’s termination of employment constitutes a Separation from Service and unless, prior to the 60th day following the Date of Termination (the “Release Execution Period”) the Executive executes a waiver and release of claims agreement in the Company’s customary form and does not subsequently revoke such waiver and release of claims agreement (the “Release”). If Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the severance benefits provided in Section 4.2(b). No portion of the benefits payable or provided under Section 4.2(b) shall be paid until the Release has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

   (ii)          If at the time of the Executive’s Separation from Service the Executive is determined to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (B) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 4.2(d) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense under Sections 3.3 or 4.2 or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

4.3             Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the Date of Termination, or otherwise.

ARTICLE V

PROPRIETARY INFORMATION OBLIGATIONS

5.1            Confidentiality. Executive agrees to execute and abide by the Company’s customary form of Confidentiality Agreement (the “Confidentiality Agreement”). Without limiting the foregoing, Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the Company’s confidential and proprietary information which the Company has expended great sums to develop and maintain. Except as required by law, including disclosure required by judicial process, or as otherwise necessary to fulfill his duties to the Company, the Executive shall not use, exploit, publish or disclose in any manner, and the Executive shall maintain in the strictest confidence, all confidential or proprietary information concerning the Company’s business and operations (including information regarding suppliers, customers, details of contracts, pricing policies, market information, operational methods or future plans), and shall keep all such information confidential so long as such information does not become known to third persons other than by reason of an improper disclosure of such information by the Executive.

5.2            Remedies. Executive’s duties under the Confidentiality Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Confidentiality Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI

OUTSIDE ACTIVITIES

6.1            Other Activities. Except with the prior written consent of the Board, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

6.2             Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the GO Group, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the GO Group, throughout the United States, in any line of business engaged in (or planned to be engaged in) by the GO Group; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 5% of the voting stock of such corporation.

ARTICLE VII

NONINTERFERENCE

  While employed by, or providing services to, the Company, and for twenty four (24) month period immediately following the later of the Date of Termination or the date Executive otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant or independent contractor to or for any other entity. For the avoidance of doubt, a bona fide advertisement for employment placed by any party any not specifically targeted at employees of the Company shall not constitute a violation of this Article VII. Executive’s duties under this Article 7 shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1             Notices. All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 8.1, (A) if delivered personally against proper receipt shall be effective upon delivery and (B) if sent (x) by certified or registered mail with postage prepaid or (y) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 8.1.

If to the Company:

Grocery Outlet Holding Corp.

5650 Hollis Street

Emeryville, CA 94608

Attn: Corporate Secretary

With copy to:

Simpson Thacher & Bartlett, LLP

425 Lexington Avenue

New York, NY 10017

Attn: David E. Rubinsky

If to Executive:

To the most recent address of Executive as listed on the Company payroll.

8.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3            Waiver and Amendments. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s or Parent’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

8.4            Complete Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Executive and the Company or any predecessor thereto or affiliate thereof with respect to the employment of the Executive by the Company or with respect to severance payable by the Company upon termination of employment. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an officer of the Company and Executive.

8.5            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The execution of this Agreement may be by actual or facsimile signature.

8.6            Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7            Successors and Assigns. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

8.8            Arbitration. To ensure the timely and economical resolution of disputes that arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8.9            Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

8.10          Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. If any such taxes are paid or advanced by the Company on behalf of Executive, Executive shall remain responsible for, and shall repay, such amounts to the Company, promptly following notice thereof by the Company. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

8.11          Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A, and thereby avoid the application of penalty taxes thereunder.

8.12          Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

8.13          Certain Payments. In the event that (a) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (b) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate “parachute payment” (as defined in Section 280G(b)(2) of the Code) amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced, to the extent an amount is not considered nonqualifed deferred compensation under Section 409A, as determined by Executive, and to the extent considered nonqualified deferred compensation under Section 409A, in the order that results in the least economic impact to Executive.

8.14          Payment or Reimbursement of Legal Expenses for Agreement. The Company shall pay or reimburse Executive for the reasonable and documented out-of-pocket legal fees and expenses incurred by Executive in connection with the review, preparation, and negotiation of this Agreement, up to a maximum of $25,000.

[Signature pages follow]

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

GROCERY OUTLET INC.

By:	/s/ Eric J. Lindberg, Jr.
Name: Eric J. Lindberg, Jr.
Title: Interim President and Chief Executive Officer

GROCERY OUTLET HOLDING CORP.

By:	/s/ Eric J. Lindberg, Jr.
Name: Eric J. Lindberg, Jr.
Title: Interim President and Chief Executive Officer

Accepted and agreed:

/s/ JASON POTTER
JASON POTTER

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